EXHIBIT 99.1

Atrium Companies, Inc. Announces Record Financial Results
for the Second Quarter Ended June 30, 2003

DALLAS, TX, August 4, 2003 — Atrium Companies, Inc. (“Atrium” or the “Company”), one of the largest non-wood window manufacturers in the United States, today announced its unaudited financial results for the second quarter and year-to-date period ended June 30, 2003. Selected financial results are set forth in the table at the end of this press release and the Company’s definitive results will be included in Atrium’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission (the “SEC”) no later than Thursday, August 14, 2003.

The following is a summary of Atrium’s financial highlights for the second quarters and year-to-date periods ended June 30, 2003 and 2002 (the results of MD Casting, Inc. and Danvid Window Company are included since their date of acquisition, January 31, 2003 and April 1, 2003, respectively):

•	Net sales increased $13.6 million, or 9.2%, to $161.8 million during the second quarter of 2003 from $148.2 million during the second quarter of 2002, while net sales for the year-to-date period increased $13.9 million, or 5.3%, to $275.4 million during 2003 from $261.5 million during 2002.

•	Gross profit totaled $52.6 million (32.5% of net sales) during the second quarter of 2003 compared to $49.2 million (33.2% of net sales) during the second quarter of 2002, while gross profit for the year-to-date period totaled $87.6 million (31.8% of net sales) during 2003 compared to $84.3 million (32.2% of net sales) during 2002.

•	Net income totaled $9.5 million during the second quarter of 2003 compared to $4.2 million during the second quarter of 2002, while net income for the year-to-date period totaled $6.9 million during 2003 compared to $2.5 million during 2002.

•	EBITDA totaled $23.0 million (14.2% of net sales) during the second quarter of 2003 compared to $21.3 million (14.4% of net sales) during the second quarter of 2002, representing an increase of 7.9%, while EBITDA for the year-to-date period totaled $33.1 million (12.0% of net sales) during 2003 compared to $32.6 million (12.5% of net sales) during 2002, representing an increase of 1.5%.

•	As of June 30, 2003, the Company had total liquidity of $51.6 million, including cash of $8.0 million and availability under its $47.0 million revolving credit facility of $43.6 million, net of outstanding letters of credit totaling $3.4 million.

“We are very pleased with our second quarter financial results. We exceeded the prior year in virtually every category. EBITDA, as a percentage of net sales, finished above 14% and total EBITDA dollars were right in line with our previous estimates provided during the fourth quarter (of 2002) and first quarter conference calls. This management team continues to optimize the income statement and balance sheet. We are maintaining above average working capital statistics, including inventory turns approaching ten times, and we believe the quality of our receivable portfolio is better than ever. We continue to funnel free cash flow towards debt reduction, with our revolver undrawn at quarter-end, which is our peak working capital season, despite making cash payments for acquisitions totaling approximately $9.1 million,” stated President and Chief Executive Officer, Jeff L. Hull.

“As discussed during the first quarter conference call, we completed the acquisitions of Miniature Die Casting and Danvid Window Company on January 31 and April 1, respectively. These businesses were acquired at very attractive purchase price multiples and based on the synergies we expect to capture over the next twelve months, we will only further reduce the multiples. Total EBITDA dollars contributed from these acquisitions totaled $900,000 and $1.1 million during the second quarter and year-to-date period, respectively,” added Mr. Hull.

The results for the second quarter and year-to-date period ended June 30, 2003 discussed herein are preliminary and subject to completion of the annual audit by Atrium’s independent public accountants. We can provide no assurance that these results will not be subject to adjustment or reclassification upon completion of the audit.

Atrium will hold a conference call at 10:00 a.m. (central) on Thursday, August 7, 2003 to discuss its second quarter and year-to-date results. The call-in number is (888) 273-9891 (reference “Atrium Quarterly Earnings”). A replay will be available at 3:15 p.m. (central) on August 7, 2003 and will run until 11:59 p.m. (central) on August 21, 2003. The replay call-in number is (800) 475-6701, access code 692673.

Atrium, based in Dallas, Texas, is one of the largest non-wood window manufacturers in the United States, with approximately $600 million in annual net sales, over 5,500 employees, 48 manufacturing facilities and distribution centers in 22 states and one distribution center in Mexico.

Atrium Companies, Inc.
Unaudited selected historical financial results
(dollars in thousands)

	Second Quarter Ended June 30,

	2003	2002

Net sales	$161,810	$148,181
Gross profit	52,616	49,243
Net income	9,473	4,223
EBITDA	23,004	21,316

	Year-to-Date Period Ended June 30,

	2003	2002

Net sales	$275,364	$261,470
Gross profit	87,573	84,290
Net income	6,904	2,535
EBITDA	33,061	32,576

     The reconciliation of net income (in accordance with GAAP) to EBITDA is summarized as follows:

	Second Quarter Ended June 30,

	2003	2002

Net income	$9,473	$4,223
Interest expense	8,417	8,938
Securitization expense	276	298
Income taxes	322	74
Depreciation and amortization	4,164	3,677
Stock compensation expense	352	158
Special charges	—	3,948

EBITDA	$23,004	$21,316

	Year-to-Date Period Ended June 30,

	2003	2002

Net income	$6,904	$2,535
Interest expense	16,696	17,970
Securitization expense	512	554
Income taxes	307	230
Depreciation and amortization	8,190	7,106
Stock compensation expense	452	233
Special charges	—	3,948

EBITDA	$33,061	$32,576

EBITDA, for purposes of this press release, is defined as earnings before interest, securitization expense, income taxes, depreciation and amortization, stock compensation expense and special charges. While we do not intend for EBITDA to represent cash flow from operations as defined by GAAP and we do not suggest that you consider it as an indicator of operating performance or an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity, we include it herein to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. We believe EBITDA provides investors and analysts in the building materials industry the necessary information to analyze and compare our historical results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, as EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the building materials industry.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested herein due to certain risks and uncertainties including, without limitation, operating risks. Those and other risks are described in Atrium’s filings with the SEC made over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company’s Chief Financial Officer.